Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated October 4, 2012

$[—] Buffered SuperTrackSM Notes due October 31, 2014 Linked to the Performance of the Market Vectors® Gold Miners ETF Global Medium-Term Notes, Series A, No. E-7536

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	October 26, 2012

Issue Date:	October 31, 2012

Final Valuation Date:	October 28, 2014*

Maturity Date:	October 31, 2014**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Market Vectors® Gold Miners ETF (the “ETF”) (Bloomberg ticker symbol: “GDX UP <Equity>”)

Maximum Return:	[22.50% - 25.00%***] *** The actual Maximum Return will be determined on the Initial Valuation Date and will not be less than 22.50%

Upside Leverage Factor:	2.00

Buffer Percentage:	15.00%

Payment at Maturity:

•       If the Reference Asset Return is greater than 0%, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Upside Leverage Factor times the Reference Asset Return, subject to the Maximum Return on the Notes. Accordingly, if the Reference Asset Return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × 2.00 × Reference Asset Return]

Assuming that the Maximum Return is set at 22.50% on the Initial Valuation Date, if the Reference Asset Return is 11.25% or more, you will receive (subject to our credit risk) a payment at maturity of $1,225.00 per $1,000 principal amount Note that you hold, the maximum possible payment on the Notes.

•       If the Reference Asset Return is less than or equal to 0% and equal to or greater than -15.00%, you will receive (subject to our credit risk) the principal amount of your Notes; and

•       If the Reference Asset Return is less than -15.00%, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) (i) $1,000 times (ii) the Reference Asset Return plus the Buffer Percentage, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return + 15.00%)]

If the Reference Asset declines by more than 15% from the Initial Price to the Final Price, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -15%. You could lose up to 85% of your principal at maturity if the Final Prince declines from the Initial Price by more than 15%. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	[—], the Closing Price of the ETF on the Initial Valuation Date.

Final Price:	The Closing Price of the ETF on the Final Valuation Date.

Closing Price:

With respect to a valuation date, the official closing price per share of the ETF on that valuation date as displayed on Bloomberg Professional® service page “GDX UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Price of the ETF will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741THP5 and US06741THP57

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	2.00%	98.00%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.00% of the principal amount of the Notes, or $20.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the ETF?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that, for purposes of the hypothetical total returns set forth below, we are assuming a hypothetical Initial Price of $53.96, a Maximum Return of 22.50%, a Buffer Percentage of 15.00% and the Upside Leverage Factor of 2.00. The examples below do not take into account any tax consequences from investing in the Notes.

Final Price of the ETF ($)	Reference Asset Return	Payment at Maturity*	Total Return on Notes
107.92	100.00%	$1,225.00	22.50%
102.52	90.00%	$1,225.00	22.50%
97.13	80.00%	$1,225.00	22.50%
91.73	70.00%	$1,225.00	22.50%
86.34	60.00%	$1,225.00	22.50%
80.94	50.00%	$1,225.00	22.50%
75.54	40.00%	$1,225.00	22.50%
70.15	30.00%	$1,225.00	22.50%
64.75	20.00%	$1,225.00	22.50%
60.03	11.25%	$1,225.00	22.50%
59.36	10.00%	$1,200.00	20.00%
56.66	5.00%	$1,100.00	10.00%
55.31	2.50%	$1,050.00	5.00%
53.96	0.00%	$1,000.00	0.00%
51.26	-5.00%	$1,000.00	0.00%
48.56	-10.00%	$1,000.00	0.00%
45.87	-15.00%	$1,000.00	0.00%
43.17	-20.00%	$950.00	-5.00%
37.77	-30.00%	$850.00	-15.00%
32.38	-40.00%	$750.00	-25.00%
26.98	-50.00%	$650.00	-35.00%
21.58	-60.00%	$550.00	-45.00%
16.19	-70.00%	$450.00	-55.00%
10.79	-80.00%	$350.00	-65.00%
5.40	-90.00%	$250.00	-75.00%
0.00	-100.00%	$150.00	-85.00%

*	per $1,000 principal amount Note

PPS-2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how certain total returns set forth in the table above are calculated.

Example 1: The price of the ETF increases from an Initial Price of $53.96 to a Final Price of $56.66.

Because the Reference Asset Return of 5.00% multiplied by the Upside Leverage Factor of 2.00 does not exceed the Maximum Return of 22.50%, the investor will receive (subject to our credit risk) a payment at maturity of $1,100.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return × Upside Leverage Factor]

$1,000 + [$1,000 × 5.00% × 2.00] = $1,100.00

The total return on the investment of the Notes is 10.00%.

Example 2: The price of the ETF decreases from an Initial Price of $53.96 to a Final Price of $48.56.

Because the Final Price of $48.56 is less than the Initial Price of $53.96 by a percentage equal to or less than the Buffer Percentage of 15.00%, the investor will receive (subject to our credit risk) a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on the investment of the Notes is 0.00%.

Example 3: The price of the ETF increases from an Initial Price of $53.96 to a Final Price of $64.75.

Because the Reference Asset Return of 20.00% multiplied by the Upside Leverage Factor of 2.00 exceeds the Maximum Return of 22.50%, the investor will receive (subject to our credit risk) a payment at maturity of $1,225.00 per $1,000.00 principal amount Note, the maximum total payment on the Notes.

The total return on the investment of the Notes is 22.50%.

Example 4: The price of the ETF decreases from an Initial Price of $53.96 to a Final Price of $37.77.

Because the Final Price of $37.77 is less than the Initial Price of $53.96 by more than the Buffer Percentage of 15.00%, the investor will receive (subject to our credit risk) a payment at maturity of $850.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + Buffer Percentage)]

$1,000 + [$1,000 × (-30.00% + 15.00%)] = $850.00

The total return on the investment of the Notes is -15.00%.

PPS-3

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the ETF as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”.

•

Exposure to the ETF—The payment at maturity on your Notes is linked to the performance of the ETF from the Initial Price to the Final Price. The ETF is designed to track, before fees and expenses, the performance of the NYSE Arca Gold Miners Index (the “Underlying Index”). For more information, please see “Description of the ETF” in this preliminary pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the ETF. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes that is attributable to the appreciation of the ETF over the term of your Notes would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the maturity payment of the Notes will only reflect the appreciation or depreciation in the value of the shares of the ETF and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the ETF, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of ETF shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Notes by the ETF share price on the date you acquired your Notes, as opposed to making such determination based on the actual number of ETF shares that, after taking into account the Upside Leverage Factor, are effectively referenced in determining the actual return on your Notes. In addition, the Excess Gain Amount could be greater than zero if you purchase your Notes for an amount that is less than the principal amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the ETF. Furthermore, if another exchange traded fund is substituted for the ETF, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the ETF and sold the ETF to purchase its substitute. You should be aware that, if the Notes are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Notes (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

PPS-4

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The Notes provide for limited protection (subject to our credit risk) at maturity and only to the extent afforded by the Buffer Percentage. If the Reference Asset Return is negative, the payment at maturity of the Notes will depend on the extent to which the Final Price of the ETF declines from its Initial Price. If the Final Price declines by more than 15% from the Initial Price, you will lose an amount equal to 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -15%. You could lose up to 85% of your principal at maturity if the Final Prince declines from the Initial Price by more than 15%.

PPS-5

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•

Any Positive Return on the Notes Will Not Exceed the Maximum Return—If the Final Price is greater than the Initial Price, for each $1,000 principal amount Note, you will receive at maturity (subject to our credit risk) $1,000 plus an additional amount that will not exceed $1,000 multiplied by the Maximum Return. The Maximum Return will be set on the Initial Valuation Date and will not be less than 22.50%. Assuming that the Maximum Return is set at 22.50% on the Initial Valuation Date, the maximum payment that you may receive at maturity will be $1,225.00 per $1,000 principal amount Note.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF would have.

•

The Payment at Maturity of Your Notes is Not Based on the Price of the ETF at Any Time Other than the Final Price on the Final Valuation Date as Compared to the Initial Price on the Initial Valuation Date—The Final Price of the ETF is the Closing Price of the ETF on the Final Valuation Date and the Reference Asset Return will be based solely on the Final Price of the ETF as compared with the Initial Price of the ETF. Therefore, if the Closing Price of the ETF drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the ETF prior to such drop.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the Underlying Index are denominated, although any currency fluctuations could affect the performance of the stocks comprising the Underlying Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Risks of Investing in Foreign Securities—Investments in the securities of non-U.S. issuers involve risks beyond those associated with investments in U.S. securities. These additional risks include greater market volatility, the availability of less reliable financial information, higher transactional and custody costs, taxation by foreign governments, decreased market liquidity and political instability. Because the ETF may invest in securities denominated in foreign currencies and some of the income received by the ETF generally will be in foreign currencies, changes in currency exchange rates may negatively impact the ETF’s return. In addition, the ETF may invest in depositary receipts which involve similar risks to those associated with investments in foreign securities.

PPS-6

•

The Stocks in Which the ETF Generally Invests are Concentrated in One Industry—As described below under “Description of the ETF”, the ETF is designed to replicate, as closely as possible, before fees and expenses, the Underlying Index. In order to achieve its objective, under normal market conditions, the ETF generally invests at least 80% of its assets in securities comprising the Underlying Index. All of the stocks included in the Underlying Index are issued by companies involved primarily in the mining for gold. As a result, the stocks that will, under normal market conditions, determine the performance of the ETF are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the stocks comprising the Underlying Index, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in the gold mining industry. Accordingly, by investing in the Notes, holders will not benefit from the diversification that could result from an investment linked to companies that operate in multiple sectors.

•

The Performance of the ETF is Generally Linked to the Performance of the Gold Mining Industry, and Adverse Conditions in the Gold Mining Industry May Adversely Affect the Value of Your Notes—Under normal market conditions, the ETF invests at least 80% of its assets in companies in the gold mining industry. The profitability of these companies depends on many complex and interrelated factors, including, among others, fluctuations in the market price of gold. Any adverse developments in the metals and mining industry resulting from such factors may have a negative effect on the value of your Notes

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the Underlying Index, and the ETF may hold securities not included in the Underlying Index. The value of the ETF to which your Notes is linked is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in futures contracts, options on futures contracts, options, swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The ETF May Underperform the Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, the Underlying Index. ETFs will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that the ETFs may not fully replicate or may, in certain circumstances, diverge significantly from the performance of their respective underlying assets or indices. Because the return on your Notes is linked to the performance of the ETF and not its underlying assets, the return on your Notes may be less than that of an alternative investment linked directly to the underlying assets of the ETF or the stocks comprising the Underlying Index.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

PPS-7

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks, securities or contracts underlying the ETF are denominated;

•	the supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the ETF

General

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus, dated May 1, 2012, and other publicly available information. Such information reflects the policies of, and is subject to change by, Van Eck Associates Corporation (“Van Eck”), the adviser to the ETF. The ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the Underlying Index. Shares of the ETF trade on the NYSE Arca, Inc. under the ticker symbol “GDX”.

Market Vectors ETF Trust (the “Trust”) is a registered investment company that consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file number 333-123257 or CIK number 0001137360. In addition, information about the Trust and the ETF may be obtained from other sources, including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and Van Eck’s website at www.vaneck.com. We have not undertaken any independent review or due diligence of the SEC filings related to the ETF, any information contained on Van Eck’s website, or of any other publicly available information about the ETF. Information contained in outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the Underlying Index, which includes the common stocks and American Depositary Receipts of companies involved in the gold mining industry. For more information about the Underlying Index, see “Underlying Index” below.

The ETF uses a “passive” or indexing investment approach where it attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicates the Underlying Index. The ETF normally invests at least 80% of its total assets in securities that comprise the Underlying Index. The ETF may also utilize convertible securities and participation notes to seek performance that corresponds to the Underlying Index.

PPS-8

Correlation

The Underlying Index is a theoretical financial calculation while the ETF is an actual investment portfolio. The performance of the ETF and the Underlying Index may vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the ETF’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the ETF but not to the Underlying Index or to the use of passive indexing. “Tracking error” is the difference between the performance (return) of the ETF’s portfolio and that of the Underlying Index. Van Eck expects that, over time, the correlation between the ETF’s portfolio and that of the Underlying Index before fees and expenses will be 95% or better.

Industry Concentration Policy

The ETF may concentrate its investments in a particular industry or group of industries to the extent that the Underlying Index concentrates on an industry or group of industries.

Holdings Information

The holding information for the ETF is updated on a daily basis. As of October 2, 2012, the ETF’s top holdings by weight were the stocks of Barrick Gold Corporation (13.63%), Goldcorp Inc. (12.18%), Newmont Mining Corp. (9.04%), Yamana Gold Inc. (5.01%), Silver Wheaton Corporation (4.97%), AngloGold Ashanti Ltd. (4.81%), Randgold Resources Limited (4.70%), Kinross Gold Corporation (4.67%), Agnico-Eagle Mines Ltd. (4.58%) and Compania de Minas Buenaventura SA (4.42%). For more information about the ETF’s holdings, please consult the ETF’s prospectus and other publicly available information regarding the ETF.

The Underlying Index

All disclosures contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, NYSE Arca, the sponsor of the Underlying Index. NYSE Arca, which owns the copyright and all other rights to the Underlying Index, has no obligation to continue to publish, and may discontinue publication of, the Underlying Index.

The Underlying Index is a modified market capitalization weighted index comprised of securities issued by publicly traded companies involved primarily in the mining of gold or silver. The Underlying Index was initially launched and published in October 2004.

Eligibility Criteria for Index Components

The Underlying Index includes common stocks or ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange, the NYSE Amex Stock Exchange or quoted on the NASDAQ Global Market. Only companies with a market capitalization of greater than $100 million that have an average daily trading volume of at least 50,000 shares or ADRs over the past six months are eligible for inclusion in the Underlying Index. NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion.

Calculation of the Underlying Index

The Underlying Index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the Underlying Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below. The level of the Underlying Index was set at 500.00 on December 20, 2002, which is the index base date. The Underlying Index is calculated using the following formula:

Where:

t = day of calculation;

N = number of constituent equities in the Underlying Index;

Qi,t = number of shares of equity i on day t;

Mi,t = multiplier of equity i;

Ci,t = price of equity i on day t; and

DIV = current index divisor on day t.

PPS-9

Index Maintenance

The Underlying Index is reviewed quarterly to ensure that at least 90% of the Underlying Index weight is accounted for by Index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Underlying Index. Components will be removed from the Underlying Index during the quarterly review if the market capitalization falls below $50 million or the traded average daily shares for the previous six months is lower than 25,000 shares.

At the time of the quarterly rebalance, the component security weights (also referred to as the multiplier or share weight of each component security) will be modified to conform to the following asset diversification requirements:

(1) the weight of any single component security may not account for more than 20% of the total value of the Underlying Index;

(2) the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the Underlying Index. Large securities are defined as having a starting Index weight greater than or equal to 5%. Small securities are defined as having a starting Index weight below 5%; and

(3) the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Underlying Index may not account for more than 50% of the total Index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the Underlying Index’s diversification rules.

Diversification Rule 1: If any component stock exceeds 20% of the total value of the Underlying Index, then all stocks greater than 20% of the Underlying Index are reduced to represent 20% of the value of the Underlying Index. The aggregate amount by which all component stocks are reduced is redistributed proportionately across the remaining stocks that represent less than 20% of the Underlying Index value. After this redistribution, if any other stock then exceeds 20%, the stock is set to 20% of the Underlying Index value and the redistribution is repeated.

Diversification Rule 2: The components are sorted into two groups, large are components with a starting index weight of 5% or greater and small are those that are under 5% (after any adjustments for Diversification Rule 1). Each group in aggregate will represent 50% of the final index weight. The weight of each of the large stocks will be scaled down proportionately (with a floor of 5%) so that the aggregate weight of the large components will be reduced to represent 50% of the Underlying Index. If any large component stock falls below a weight equal to the product of 5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 5% and the components with weights greater than 5% will be reduced proportionately. The weight of each of the small components will be scaled up proportionately from the redistribution of the large components. If any small component stock exceeds a weight equal to the product of 4.5% and the proportion by which the stocks were scaled down following this distribution, then the weight of the stock is set equal to 4.5%. The redistribution of weight to the remaining stocks is repeated until the entire amount has been redistributed.

Changes to the Underlying Index composition and/or the component security weights in the Underlying Index are determined and announced prior to taking effect, which typically occurs after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly Index rebalance. The share weight of each component security in the Underlying Index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share weights used in the Underlying Index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share weight of the surviving entity may be adjusted to account for any stock issued in the acquisition. NYSE Arca may substitute securities or change the number of securities included in the Underlying Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share weight changes to the Underlying Index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the Underlying Index, the Underlying Index divisor may be adjusted to ensure that there are no changes to the Underlying Index level as a result of nonmarket forces.

PPS-10

Historical Information

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the ETF on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

The following table sets forth the high and low closing prices of the ETF, as well as end-of-quarter closing prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High (USD)	Quarterly Low (USD)	Quarterly Close (USD)
March 31, 2007	$43.32	$36.20	$39.42
June 30, 2007	$42.85	$36.63	$37.89
September 30, 2007	$45.96	$32.79	$45.10
December 31, 2007	$53.60	$42.31	$45.85
March 31, 2008	$56.87	$44.88	$47.75
June 30, 2008	$51.43	$41.61	$48.52
September 30, 2008	$51.83	$27.36	$34.08
December 31, 2008	$35.49	$15.83	$33.88
March 31, 2009	$38.93	$27.15	$36.88
June 30, 2009	$45.10	$30.81	$37.76
September 30, 2009	$48.40	$34.05	$45.29
December 31, 2009	$55.40	$40.92	$46.21
March 31, 2010	$51.16	$39.48	$44.41
June 30, 2010	$54.83	$45.36	$51.96
September 30, 2010	$56.86	$46.80	$55.93
December 31, 2010	$64.62	$53.68	$61.47
March 31, 2011	$62.02	$52.47	$60.06
June 30, 2011	$64.14	$51.11	$54.59
September 30, 2011	$66.97	$53.03	$55.19
December 31, 2011	$63.70	$49.22	$51.43
March 31, 2012	$57.93	$48.05	$49.57
June 30, 2012	$50.76	$39.08	$44.77
September 30, 2012	$55.25	$40.41	$53.71
October 3, 2012*	$54.60	$52.63	$52.72

*	High, low and closing prices are for the period starting October 1, 2012 and ending October 3, 2012.

PPS-11

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following graph sets forth the historical performance of the ETF based on the daily closing prices from January 1, 2007 through October 3, 2012. The Closing Price of the ETF on October 3, 2012 was $52.72.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-12